Exhibit 99.1

                             [LOGO OF ZYMOGENETICS]

Contact
-------

INVESTOR RELATIONS                              MEDIA RELATIONS
------------------------------------            --------------------------------
John Calhoun, MD, MBA                           Susan W. Specht, MBA
Director, Corporate Communications &            Corporate Communications Manager
Investor Relations                              (206) 442-6592
(206) 442-6744

FOR IMMEDIATE RELEASE
---------------------

            ZYMOGENETICS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
         - Enrollment on schedule for rhThrombin Phase 3 pivotal trial -

SEATTLE, MAY 4, 2006 -- ZymoGenetics, Inc. (NASDAQ: ZGEN) today reported its financial results for the first quarter ended March 31, 2006. The company reported a net loss for the quarter of $31.7 million, or $0.48 per share, reflecting increasing investment in the development of its pipeline of product candidates. For the first quarter of 2005, ZymoGenetics had a net loss of $18.8 million, or $0.33 per share. The company ended the quarter in a strong financial position, with $337.0 million of cash and investments.

"We're off to a strong start in 2006," stated Bruce L.A. Carter, President and CEO. "Our rhThrombin Phase 3 study is moving forward on schedule, and we remain focused on our goal of filing a biologics license application (BLA) with the FDA by year end. We are planning for the initiation of Phase 2 testing of TACI-Ig and IL-21 in 2006," added Dr. Carter.

Revenues for the quarter decreased to $7.4 million, compared to $12.0 million for the same period in the prior year. The decrease resulted primarily from reduced option and license fee revenues. In the first quarter of 2005, the company earned a lump sum payment under a license agreement with Eli Lilly and Company related to certain human Protein C patents and a milestone payment under a license agreement with Novo Nordisk A/S related to IL-20. No comparable payments were earned in the first quarter of 2006.

Operating expenses for the quarter increased, as planned. Research and development expenses increased by 34% to $32.9 million, compared to $24.5 million for the first quarter of 2005. A majority of the increase was attributable to costs associated with the manufacture of rhThrombin, which are necessary to support the filing of a BLA with the FDA. Other significant factors driving the increase included: costs of the rhThrombin Phase 3 study; increased staffing to support product development activities; and stock-based compensation expense recorded pursuant to new stock option accounting rules.

General and administrative expenses increased by 30% to $7.8 million, compared to $6.0 million for the first quarter of 2005. Most of the increase in 2006 was attributable to stock-based compensation expense recorded pursuant to new stock option accounting rules. Increased patent costs also contributed to the increase.

                                         ZymoGenetics First Quarter 2005 Results
                                                                     May 4, 2006
                                                                     Page 2 of 4

Non-operating items shifted to net other income in the first quarter of 2006 from net other expense in 2005 due to higher investment income, driven primarily by higher interest rates and secondarily by higher investment balances.

DEVELOPMENT PROGRAMS

The company's clinical development programs continued to advance in 2006. Following are status updates on each program.

rhThrombin
The Phase 3 pivotal clinical trial, which began in late October 2005, has continued to enroll patients as planned. The Independent Data Monitoring Committee (IDMC) for the study met in March, with the committee recommending the clinical trial proceed according to plan. The last patient visit for the trial is expected to occur in the third quarter of this year. Based on this time schedule, the company plans to disclose initial findings in the second half of the year and file a BLA with the FDA in late 2006.

TACI-Ig
In January, preliminary results from the rheumatoid arthritis Phase 1b clinical study were released, showing that TACI-Ig appeared to be safe and well tolerated, with clear biologic responses that appeared to correlate with clinical benefit. Data from the study will be presented at the European League Against Rheumatism (EULAR) in Amsterdam, June 21-24. Patient treatment in the Phase 1b clinical study in systemic lupus erythematosus (SLE) has been completed, and the company expects to present results in the second half of 2006. Three Phase 1b studies in B-cell malignancies are proceeding toward completion. Together with its collaborator Serono S.A., the company expects to initiate Phase 2 clinical testing of TACI-Ig in at least one autoimmune disease indication in the second half of 2006.

IL-21
The Phase 1 monotherapy trial of IL-21 in patients with metastatic melanoma or metastatic renal cell carcinoma was completed. Data from this study will be presented at the American Society of Clinical Oncology (ASCO) 2006 annual meeting, June 2-6 in Atlanta. The Phase 1 trial of the combination of IL-21 and rituximab in patients with non-Hodgkin's lymphoma is expected to commence within the next several months.

EXECUTIVE MANAGEMENT AND BOARD OF DIRECTORS

The Company has made two recent additions to its executive management team. Michael J. Dwyer joined the company, effective May 1, 2006, as Senior Vice President of Marketing & Sales. Mr. Dwyer will be responsible for continuing to build ZymoGenetics' sales, marketing and operations/logistics team in preparation for anticipated launch of rhThrombin in late 2007. Also, Vaughn B. Himes, Ph.D. was appointed Senior Vice President of Technical Operations, with responsibility for all aspects of the Company's manufacturing and process development activities. Dr. Himes replaces Mark D. Young, Ph.D., who retired from the company effective April 30, 2006.

                                         ZymoGenetics First Quarter 2005 Results
                                                                     May 4, 2006
                                                                     Page 3 of 4

In March 2006, Judith A. Hemberger, Ph.D. was added to the Company's board of directors. Dr. Hemberger is an experienced biotech industry executive with over 25 years of global pharmaceutical and biotech industry experience, most recently as a founder, Executive Vice President and Chief Operating Officer and a director of Pharmion Corporation. Dr. Hemberger filled a seat vacated by George
B. Rathmann, who retired from the Company's board for personal health reasons in February 2006. Dr. Rathmann is continuing his relationship with the Company as Chairman Emeritus, an honorary position.

ABOUT ZYMOGENETICS

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                                     -more-

                                         ZymoGenetics First Quarter 2005 Results
                                                                     May 4, 2006
                                                                     Page 4 of 4

                               ZYMOGENETICS, INC.
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                               Three Months Ended
                                                                   March 31,
                                                        ---------------------------
                                                            2006           2005
                                                        -----------   -------------
Revenues:
    Royalties                                           $     1,853    $      2,381
    Option fees                                               2,659           2,659
    License fees and milestone payments                       2,879           6,915
                                                        -----------    ------------
         Total revenues                                       7,391          11,955

Operating expenses:
    Research and development, including stock-based
        compensation of $2,899 and $936, respectively        32,950          24,531
    General and administrative, including stock-based
       compensation of $1,619 and $309, respectively          7,807           5,983
                                                        -----------    ------------
         Total operating expenses                            40,757          30,514
                                                        -----------    ------------
Loss from operations                                        (33,366)        (18,559)

Other expense, net                                            1,709            (228)
                                                        -----------    ------------
Net loss                                                $   (31,657)   $    (18,787)
                                                        ===========    ============
Basic and diluted net loss per share                    $     (0.48)   $      (0.33)
                                                        ===========    ============
Weighted-average number of shares used in
    computing net loss per share                             66,292          57,672
                                                        ===========    ============

                                 BALANCE SHEETS
                                 (in thousands)

                                                         March 31,    December 31,
                                                           2006          2005
                                                        -----------   ------------
                                                        (unaudited)

Cash, cash equivalents and short-term investments       $   337,024   $    366,311
Other current assets                                          9,956          8,884
Property and equipment, net                                  70,994         71,803
Other assets                                                  6,625          6,355
                                                        -----------   ------------
         Total assets                                   $   424,599   $    453,353
                                                        ===========   ============

Current liabilities                                     $    27,534   $     31,736
Lease obligations                                            66,832         66,754
Other non-current liabilities                                20,054         21,200
Shareholders' equity                                        310,179        333,663
                                                        -----------   ------------

         Total liabilities and shareholders' equity     $   424,599   $    453,353
                                                        ===========   ============

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